Exhibit 4(l)


                                [NCT Conformed Letterhead]




                                                       Dated as of April 7, 2003

Alpha Capital Aktiengesellschaft
c/o Essex House - Suite 2701
160 Central Park South
New York, NY  10019

                                       Re:  December 6, 2002 Warrant (No. ACA-2)
                                            ------------------------------------

Gentlemen:

Reference is made to the Warrant (No. ACA-2), dated December 6, 2002 (the "Warrant"), of NCT Group, Inc., a Delaware corporation (the "Company"), pursuant to which Alpha Capital Aktiengesellschaft (the "Holder") is granted the right, subject to terms and conditions of the Warrant, to purchase up to 15,000,000 shares (the "Warrant Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company. As of the date hereof, the Warrant remains unvested and unexercised as to all 15,000,000 Warrant Shares.

Section 1.7 of the Warrant is hereby amended to read in its entirety as follows:

          1.7 Vesting. This Warrant shall vest and become exerciseable in its entirety as of the date, if any, that the events in either clause (a) or clause (b) below have occurred (the "Vesting Date"):

          (a) Both (i) the Company has failed to pay, on or prior to May 30, 2003 (the "Reference Date"), any amount owed by the Company under the Promissory Note, dated as of the date hereof, in the principal amount of $385,000.00, made by the Company to the Holder (the "Note") and (ii) the Company has failed to pay, by the Reference Date, any amount owed by the Company under any Registration Penalty Provision (as defined in Exhibit A hereto) and such payment obligation has not been otherwise discharged (provided, that if the event described in clause (i) above occurs but the event described in clause (ii) above does not occur, then this Warrant shall vest and become exerciseable under this clause (a) as to two million (2,000,000) shares of Warrant Stock only); or

          (b) The Holder and selling broker have provided reasonably requested certifications and representation letters, if any, but the Company has failed to remove any legend and reissue certificates representing Instrument Shares (as defined below) without a legend as required in one of the following circumstances: (i) the Holder is permitted to and disposes of any of the Instrument Shares pursuant to Rule 144(d) and/or Rule 144(k) under the 1933 Act in the opinion of counsel reasonably satisfactory to the Company or (ii) upon resale subject to an effective registration statement after the Instrument Shares are registered under the 1933 Act. "Instrument Shares" is defined as shares of Common Stock into which any of the Instruments (as defined in Section 3(A) Settlement Agreement, dated as of April 7, 2003, among the Company, Artera Group, Inc., the Holder, Austost Anstalt Schaan, Balmore, S.A. f/k/a Balmore Funds, S.A. and Libra Finance, S.A.) has been converted or for which any of the Instruments has been exchanged.

If you agree to the foregoing amendment of the Warrant, please countersign this letter where indicated below.

                                     Very truly yours,

                                     NCT GROUP, INC.


                                     By: /s/  Michael J. Parrella
                                              ----------------------------------
                                              Michael J. Parrella
                                              Chairman & Chief Executive Officer

AGREED:

ALPHA CAPITAL AKTIENGESELLSCHAFT


By:           /s/  Konrad Ackermann
     ------------------------------------------------
         Name:     Konrad Ackermann
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         Title:    Director
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